Exhibit 99(e)(2)

UMB DISTRIBUTION SERVICES, LLC

803 West Michigan Street

Milwaukee, Wisconsin  53233

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES

OF FPA FUNDS

Gentlemen:

We have entered into Distribution Agreements with (i) the FPA Funds Trust (the “Trust”); and (ii) FPA Paramount Fund, Inc., FPA Perennial Fund, Inc., FPA New Income, Inc. and FPA Capital Fund, Inc. (the “Companies”); each registered as a management investment company under the Investment Company Act of 1940 (the “1940 Act”), in connection with their separate series listed on Schedule A hereto (each a Fund and, collectively, the “Funds”), pursuant to which we have been appointed distributor of shares of the Funds.

This Dealer Assistance Agreement (the “Agreement”) has been adopted pursuant to Rule 12b-1 under the 1940 Act by the Trust and the Companies on behalf of the Funds and their various shares, as applicable, under one or more distribution plans (the “Plan”) adopted pursuant to said Rule.  This Agreement, being made between UMB Distribution Services, LLC (the “Distributor”) and the undersigned authorized dealer, relates to the services to be provided by the authorized dealer and for which it is entitled to receive payments pursuant to the Plan.

1.         To the extent that you provide distribution assistance and/or account maintenance and personal services in accordance with the Plan and applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be entitled to a fee periodically pursuant to this Agreement.

2.         The fee paid with respect to each applicable Fund will be computed daily and paid monthly at the annual rate as set forth on the Schedule A hereto and contained in the Fund’s Registration Statement (“Registration Statement”)(as the same is in effect from time to time) of such Fund purchased or acquired by your firm as nominee for your customers, or are owned by those customers of your firm whose records, as maintained by the Fund or its transfer agent, designate your firm as the customers’ dealer of record or holder of record (the “Subject Shares”). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Subject Shares will be computed in the manner specified in the Registration Statement in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

3.         The total of the fees calculated for each respective Fund for any period with respect to which such calculations are made will be paid within 45 days after the close of such period. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.  In the event payment due for a period is less than $10.00, such payment may not be made but will be included with the next scheduled payment when the aggregate due exceeds $10.00.

4.         You shall promptly furnish us and the Funds with such information as shall reasonably be requested either by the Trustees or Directors of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Agreement, including but not limited to blue sky sales reports. We shall furnish the Trustees or Directors of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

5.         Orders shall be placed either directly with the Funds’ Transfer Agent in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC.  In addition, all orders are subject to acceptance or rejection by the Distributor or the relevant Fund in the sole discretion of either.  Purchase orders shall be subject to receipt by the Trust’s or Companies’ Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Registration Statement.

6.         Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC.  If payment is not so received, we and the Funds reserve the right forthwith to cancel the sale, or at the option of us or the Funds to sell the Shares at the then prevailing net asset value, in which in either case you agree to be responsible for any loss resulting to the Funds and/or to us from your failure to make payments as aforesaid.

7.         You shall be allowed the concessions from the public offering price, if any, as set forth in the then current prospectus of the Funds. Unless at the time of transmitting an order you advise the Fund and its Transfer Agent to the contrary, a Fund may consider an order for its shares to be the total holding of an investor and assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the then current prospectus of the Funds.

8.         If any shares sold to you are redeemed by the Funds or repurchased for the account of the Fund or are tendered to the Funds for redemption or repurchase within seven business days after the date of confirmation to you of your original purchase order for said Shares, you agree to pay forthwith to us the full amount of any dealer concession allowed or commission paid to you on the original sale, and we agree to pay the amount of any such dealer concession to the Fund when received by us.  Alternatively, we may, in our discretion, withhold payment to you of such shares.

9.         For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus and Statement of Additional Information for the Funds, as amended or supplemented, or in such financial and other statements which may be furnished to you, or as may properly be included in sales literature or advertisements in accordance with the provisions of the Securities Act of 1933 (the “1933 Act”), the 1940 Act and applicable FINRA rules. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Funds and their trustees, directors, officers, employees and agents harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents or the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your clients, or from your breach of any of the terms of this agreement.  In the event we or the Funds determine to refund any amount paid by an investor by reason of any such violation, you shall return to us or the funds any commission previously paid or discounts allowed with respect to the transaction for which the refund is made.  Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

10.      We may enter into other similar agreements with any other person without your consent.

11.      You represent that you are a member of FINRA and agree to maintain membership in FINRA.  You agree to abide by all the rules and regulations of the Securities and Exchange Commission and FINRA which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2830 of the FINRA Conduct Rules, all of which are incorporated herein as if set forth in full.  You shall comply with all applicable laws including state and Federal laws and the rules and regulations of authorized regulatory agencies.  You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to do so or (ii) the shares are not qualified for sale, including under the Blue Sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification.  You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency.  We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares.

12.      You agree to maintain all records required by law relating to transactions involving the shares, and upon the request of us, or the Trust or Companies, promptly make such of these records available to us or the Trust’s or Companies’ administrator as are requested.  In addition you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Trust’s or Companies’ administrator, to enable the Trust or Companies to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

13.      Each party agrees that it will comply with applicable laws relating to consumer privacy (“Privacy Laws”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Laws, “Client Information”) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) as permitted to its affiliates; or (iv) as necessary to perform this Agreement or to service customers, in each case in compliance with the reuse and re-disclosure provisions of the Privacy Laws.  Each party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by the Privacy Laws and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Client Information.

14.      You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes:  internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function.  You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) and have an OFAC compliance program in place that satisfies all applicable laws and regulations.  You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase shares of the Funds, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers.  You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of Subject Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers.

15.      This Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon notice to the other party, by the Distributor or the vote of a majority of the Trustees or Directors of such Fund who are not interested persons of that Fund or by a vote of a majority of the Fund’s outstanding shares.  It will be terminated, without notice, by any act which terminates either the Distribution Agreements with us or the Plan, upon your expulsion or suspension from FINRA, and in any event, shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.  We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

16.          The provisions of the Distribution Agreement, insofar as they relate to our obligations and the payment of fees hereunder, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the continuance of the Plan and this related Agreement are approved at least annually by a vote of the Trustees or Directors, including a majority of the Trustees or Directors who are not interested persons of the Trust or Companies and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address shown on the first page of this Agreement.  Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

17.      You will not use the name of the Trust or Companies or any Fund in a manner not approved by the Trust or Companies prior thereto in writing; provided, however, that the approval of the Trust or Companies shall not be required for the use of the Trust’s or Companies’ name or the name of any Fund in connection with communications permitted by Sections, 1, 5, 6 and 12 hereof or which is required by the U.S. Securities and Exchange Commission or any other appropriate regulatory, governmental or judicial authority provided, further, that in no event shall such approval be unreasonably withheld or delayed.

18.      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws.

[Signature page to follow.]

UMB DISTRIBUTION SERVICES, LLC
Name of Dealer (Please Print or Type)*		803 West Michigan Street
Milwaukee, Wisconsin 53233-2301

Address of Dealer

By:		By:
	Authorized Officer	Authorized Officer

	Print Name	Print Name

Date:		Date:

Phone:

Email:

*NOTE:                     Please sign and return two copies of this Agreement to UMB Distribution Services, LLC, Attention: Robert Tuszynski.  Upon acceptance, one countersigned copy will be returned to you for your files.

SCHEDULE A

TO THE

DEALER ASSISTANCE AGREEMENT FOR THE SALE OF SHARES

OF

Name of Fund	Ticker	CUSIP	Sales Charge	12b-1 Rate	12b-1 Frequency
FPA Crescent Fund	FPACX	30254T759	N	0.00%	N/A
FPA International Value Fund	FPIVX	30254T726	N	0.00%	N/A
FPA Paramount Fund	FPRAX	302546106	Y	0.00%	N/A
FPA Perennial Fund	FPPFX	302548102	Y	0.00%	N/A
FPA New Income Fund	FPNIX	302544101	Y	0.00%	N/A
FPA Capital Fund	FPPTX	302539101	Y	0.00%	N/A

(1)The sales charge due to Dealer shall be computed based upon the amount invested as set forth in the Funds’ prospectus.

Any additional Funds (or classes of Funds) will be included under this Agreement without the need for an amendment, upon written notice from the Distributor to you.  Unless otherwise indicated in writing, all additions or deletions to the existing classes or Funds, whether through new offerings, mergers or acquisitions, will be effective upon Distributor’s provision of written notice to you of such addition or deletion, will automatically fall under the rules established by this Agreement and will not require a signed amendment by both parties.